EXHIBIT 99.1

www.nts.com

NEWS RELEASE FOR June 14, 2012, at 6:00 A.M. ET

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Fiscal 2013 First Quarter Results

Year Over Year Revenues Up 17%, Net Income Rose 70%, Gross Margins Improved,
Adjusted EBITDA Increased 52%

Calabasas, CA (June 14, 2012)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported strong financial results for the fiscal year 2013 first quarter ended April 30, 2012.   The Company also reconfirmed its previously announced guidance for fiscal year 2013.

Revenues for the first quarter increased 17.2 percent to $43.5 million from $37.1 million in the first quarter of the prior fiscal year.  Sequentially, revenues increased $3.1 million, or 8 percent, from $40.3 million in the fourth quarter of fiscal year 2012.

The year-over-year revenue increase in the fiscal 2013 first quarter included organic growth of 10.4 percent, which was primarily due to revenue increases from the aerospace, automotive and energy markets, as well as the rejuvenation of the space market.  The remaining 6.8 percent of the increase was incremental revenue derived from the acquisitions of Ingenium Testing in mid-July 2011, Lightning Technologies, Inc. in September 2011, and Garwood Laboratories, Inc. late in this fiscal year’s first quarter.

President and CEO William C. McGinnis characterized the first quarter of fiscal year 2013 as “a strong start for what we believe will be an important, prosperous year for NTS.”  McGinnis noted that the Company’s space business was particularly strong in the quarter, thanks in part to the federal government’s commercialization of the space program as private industry assumes greater responsibility for America’s efforts in space. “NASA is investing $800 million in cargo space transportation and we have a number of bids out for projects in this area.  We see significant opportunities as NASA continues to invest in the commercialization of this sector of the space program,” he added.

NTS’ work from the defense market was steady with excellent top- and bottom-line contributions from its munitions and ordnance testing programs.  The Company performed well in the telecom, energy, transportation and commercial aerospace markets and results were on target with internal expectations, McGinnis noted.

Net income attributable to NTS for the first quarter of fiscal year 2013 was $954,000, or $0.08 per basic and diluted share, a 70.4 percent increase when compared to net income attributable to NTS for the first quarter of the prior fiscal year of $560,000, or $0.05 per basic and diluted share.

“We are very pleased with the start of our fiscal year, and we have many reasons to believe that our strategic business plan will support strong performance throughout the year,” McGinnis said.  “While our defense industry results were on plan, my one caveat is the potential for disruptions in funding due to the possibility of mandatory federal budget reductions starting in January.  But otherwise, we believe our focus on gross margins and cost containment and our efforts to extend our capabilities and engineering services offerings, through acquisitions, facilities expansions and hard work, are bearing fruit.”

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776	Fax: 818-591-0899

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McGinnis added that the three acquisitions the Company has made in the past 12 months contributed to revenue growth and greatly expanded NTS’ client base, which he believes will continue to payoff long term.  Also, the acquisitions, including the recent acquisition of Garwood Laboratories, Inc., a long-time competitor in Southern California, have increased NTS’ service offerings, created opportunities for efficiencies,  and bolstered the Company’s employee base by adding exceptional, high-quality and much-in-demand engineering talent.

Gross margin, defined as gross profit as a percentage of revenue, in this fiscal year’s first quarter was 26.1 percent compared to 25.0 percent in the prior fiscal year’s first quarter.  The increase in gross margin was primarily due to the year-over-year increase in revenues  in the fiscal 2013 first quarter, as well as improved profitability at the Company’s MSI operation, which had experienced losses on contracts in the first quarter of fiscal 2012.

Selling, general and administrative expense in the fiscal 2013 first quarter was $8.4 million, or 19.4 percent of revenue, compared to $7.8 million, or 21 percent of revenue, in the fiscal 2012 first quarter.  The $623,000 year- over-year increase included acquisition related expenses  of $379,000, which consisted primarily of intangible asset amortization and legal expense. The remaining increase of $244,000 was primarily due to an increase in compensation, severance and incentive related expense, partially offset by a decrease in legal expenses.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of share based compensation expense, or “adjusted EBITDA,” was $5.5 million in the first quarter of fiscal year 2013, up 51.5 percent from $3.6 million in the prior year comparable period.

Weighted average common shares outstanding assuming dilution at the end of the fiscal year 2013 first quarter were 11,826,000 shares compared to 10,650,000 shares at the end of the fiscal year 2012 first quarter.  The increase in share count was due primarily to the shares issued in conjunction with a $14 million private placement financing that was completed at the end of June 2011.

The Company’s balance sheet as of April 30, 2012, showed cash, cash equivalents and investments of $7.9 million, working capital of $34.1 million, total assets of $163.0 million, total debt of $55.2 million and total equity of $66.2 million.  For the fiscal year ended January 31, 2012, NTS’ balance sheet showed cash, cash equivalents and investments of $7.7 million, working capital of $30.9 million, total assets of $152.7 million, total debt of $50.2 million and total equity of $64.7 million.

Outlook

NTS reconfirms its previously announced guidance for fiscal year 2013, with revenues projected to be $164 million to $169 million.  The Company also expects Adjusted EBITDA will be between $20 million and $22 million with gross profit margin for the full fiscal year expected to be between 26.5 percent and 27.5 percent of revenues.  Selling, general and administrative expenses are expected to decline as a percentage of revenue from fiscal year 2012.  Additionally, the Company does not expect acquisition and legal costs at the levels experienced in fiscal year 2012.

The foregoing outlook is based on management's expectations based on assumptions about market conditions and the Company's future operating performance, which management believes are reasonable at this time.  The Company's business involves procuring and performing on larger contracts.  The timing of receipt of those contracts can have a significant impact on operating results for any quarter.  Consequently, the Company's results may vary significantly from quarter to quarter.  In addition, changes in macroeconomic conditions, delays in government spending and other factors can cause actual results to vary from expectations.  See "Forward-Looking Statements" below.

Conference Call

As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to review the financial results for the fiscal 2013 first quarter ended April 30, 2012.  To access the call, please dial 1-877-941-8609 from the U.S. or, for international callers, please dial +1-480-629-9692.  The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA is among the more important measures of performance in its industry because it provides insight into operating cash flows independent of a company’s capital structure or tax position and is a key factor in determining a company’s valuation.  Management also believes Adjusted EBITDA provides a meaningful insight into trends in core operating performance, as well as a measure of liquidity and the Company's ability to service debt.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

NTS defines Adjusted EBITDA as earnings (net income) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About National Technical Systems
National Technical Systems is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, statements in this press release concerning future operations, plans or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward looking statements, including statements about the Company’s anticipated future operating results, are based on management's expectations at this time.  Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors. Those factors include, but are not limited to, the risk factors noted in NTS' Annual Report on 10-K and other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this release.

TABLES FOLLOW

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations
for the Three Months Ended April 30, 2012 and 2011

	2012	2011

Net revenues	$43,453,000	$37,078,000
Cost of sales	32,132,000	27,817,000
Gross profit	11,321,000	9,261,000

Selling, general and administrative expense	8,412,000	7,789,000
Equity loss (income) from non-consolidated subsidiary	13,000	(21,000)
Operating income	2,896,000	1,493,000
Other income (expense):
Interest expense, net	(877,000)	(291,000)
Other income, net	28,000	58,000
Total other income (expense), net	(849,000)	(233,000)

Income before income taxes and noncontrolling interests	2,047,000	1,260,000
Income taxes	833,000	526,000

Net income from continuing operations	1,214,000	734,000
Income (loss) from discontinued operations, net of tax	8,000	(9,000)
Net income	1,222,000	725,000

Net income attributable to noncontrolling interests	(268,000)	(165,000)

Net income attributable to NTS	$954,000	$560,000

Net income from continuing operations attributable to NTS	$946,000	$569,000
Net income (loss) from discontinued operations attributable to NTS	$8,000	$(9,000)

Basic earnings attributable to NTS per common share:
Net income from continuing operations	$0.08	$0.06
Net income (loss) from discontinued operations	-	-
Net income attributable to NTS	$0.08	$0.05

Diluted earnings attributable to NTS per common share:
Net income from continuing operations	$0.08	$0.05
Net income (loss) from discontinued operations	-	-
Net income attributable to NTS	$0.08	$0.05

Weighted average common shares outstanding	11,320,000	10,243,000
Dilutive effect of stock options, nonvested shares and warrants	506,000	407,000
Weighted average common shares outstanding, assuming dilution
	11,826,000	10,650,000

MORE-MORE-MORE

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income

	Three months ended
	April 30,
	2012	2011

Net Income	$1,222,000	$725,000
Add
Interest	877,000	291,000
Taxes	833,000	526,000
Depreciation	1,931,000	1,707,000
Amortization	503,000	321,000
EBITDA	5,366,000	3,570,000
Add
Share based compensation	152,000	73,000
Adjusted EBITDA	$5,518,000	$3,643,000

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